Exhibit 99.1

Voyager Learning Company

First Half 2008 Conference Call

August 7, 2008 at 4:00pm EST

Operator

Good afternoon, everyone. Welcome to the Voyager Learning Company first half 2008 conference call. I will now turn the call over to Mr. Brad Almond.

Brad Almond

Thank you operator.

My name is Brad Almond and I am the Chief Financial Officer of Voyager Expanded Learning, the operating unit of Voyager Learning Company. With me today on the call is Ron Klausner, President of Voyager Expanded Learning.

I will cover the corporate items today along with the operating results and address questions on the corporate items.

A transcript and web cast of today's call will be available on the company's corporate website, voyagercompany.com.

Please note that statements will be made on today's call which are forward-looking in nature. There are risks associated with these statements that could cause Voyager Learning Company's performance to differ materially from statements made today. Voyager does not undertake any duty to update these statements. You can find a discussion of these risks in our press releases and documents recently filed by the company with the SEC.

Non-GAAP figures will be discussed on this call to provide additional information to investors regarding financial and business trends. Reconciliations of these figures are included in an attachment to the transcript from this call, which will be filed later today or tomorrow as a Form 8-K with the SEC and posted on the company's website.

The information presented today is based on our preliminary and unaudited results through the first six months ended June 30th, 2008 and comparisons will be made to preliminary and unaudited information for the six months ended June 30, 2007. Because this financial information is unaudited, it is considered preliminary and is therefore, subject to change.

On today's call we will first discuss certain information issued in our Press Release dated July 22, 2008 regarding corporate developments, then Ron Klausner will comment on the business and recent market trends in our operating business and I will close our prepared remarks with summary financial information for the first six months of the year for our operating business and the overall cash outlook for the Company as a whole. Following these prepared comments we will take questions as time allows.

With that, let's begin.

There have been three major hurdles to the Company's objective to fully transition the corporate office to Dallas and resolve legacy issues. The three are; (1) becoming current in our SEC filings, (2) the SEC enforcement action and (3) the class action securities lawsuit. To a lesser degree is a fourth item with the derivative lawsuit. As we announced on July 22nd, we have taken a substantial and positive step forward in putting two of the three hurdles behind us with the announced settlements of the class action law suit and the SEC enforcement action.

As we announced on July 22, the Company has reached an agreement in principle to settle the consolidated shareholder securities class action law suit filed against it and certain officers and directors. Under the terms of the agreement, the Company will pay approximately $5 million in fees and settlement amounts. While the Company has agreed to contribute $5 million, the balance and majority of the settlement will be funded by insurance. The $5 million represents an amount agreed in principle between the Company and our insurance carriers as an amount we would contribute to satisfy all remaining litigation associated with the restatement activities

The settlement is subject to completion of a Stipulation and Agreement of Settlement to be signed by the parties, preliminary and final court approval and the participation of a sufficient percentage of the putative class. There is no assurance that a final Stipulation and Agreement of Settlement will be completed, court approval will be obtained or putative class member participation will be sufficient.

Also as announced on July 22, 2008, the Securities and Exchange Commission filed a settled enforcement action against the Company. We discussed the details of that settlement on the Press Release. As an update, the Court signed the proposed settlement on July 28, 2008. No monetary penalty was imposed and the settlement resolves fully the previously disclosed SEC investigation of the Company's restatement.

For reasons I am sure most of you will understand, we will not be able to say more about the SEC settlement and the class action memorandum of understanding other than what was just summarized.

In the area of SEC filings and financial preparation we have been primarily focused on filing the 2006 10-K and related 10-Q's. Simultaneously we have been progressing with the 2007 audit in order to be in a position to file 2007 soon after 2006 is filed. These efforts are moving ahead but have been slower going than we would like and have taken longer than we had projected.

As a reminder of the multiple pieces of this effort to be current in our filings, KPMG is auditing our consolidated results for 2006, McGladrey & Pullen has audited ProQuest Information and Learning standalone results for 2006, and Whitley Penn is auditing consolidated results for 2007 and has been engaged for the 2008 audit. All of this, with limited financial staff resources to spread across these initiatives, means we prioritize and elected to hold off on a first quarter conference call in favor of the first half call we are having today.

With that said, when we last provided an update via our July 22 press release, we anticipated that we would file our 2006 10-K by July, 31, 2008. We have obviously slipped from that target. We are in the final stages of preparation for the release of the 2006 10-K and expect to have it filed before the end of this month. We expect to file our 2007 10-K approximately 4 to 6 weeks after the filing of the 2006 10-K. We have been preparing the 2007 results and audit work in parallel with 2006 efforts and such work has been progressing very well to date.

The Company continues to have a small Corporate staff in Ann Arbor that is now down to eight full time staff with temporary and external accounting help. This team is focused on 2006 filings and tax work. The 2007 and 2008 work is being coordinated from Dallas where the corporate functions have relocated.

The recent settlements with the SEC and class action law suit, as well as progress on our 2006 and 2007 audits and the transition of our corporate headquarters to Dallas means we have made significant progress putting our 2006 problems behind us. Looking forward, this is very encouraging as we can see the point where our efforts and expenditures to deal with these problems are tailing off, and where they will eventually cease so that our resources can be fully devoted to the business of building value in the education market.

With that I would now like to turn things over to Ron Klausner, President of Voyager Expanded Learning. Ron will provide business comments and context for our operation in the first half and an update on market conditions. Following Ron's comments, I will return and provide financial results for the first half. Lastly I will provide a projected year end cash position and how these different items along with expected operating cash flow impact our cash outlook.

Ron Klausner

Thanks for joining us today. I would like to share recent business developments before turning it back to Brad to go over financial results and then we will open it up to questions.

In the first half of the year, there have been several positive developments as well as a number of challenges we faced. The net effect is that we experienced flat shipments for the first six months in 2008 relative to the first six months of 2007. However, during the course of the first six months, our product mix has shifted toward products with deliverables that are deferred, or spread out over time, with the consequence being that first half 2008 shipments have generated a higher percentage of deferred revenue compared to last year. That in turn has meant lower revenue for the period relative to last year on essentially flat volume and flat cash receipts. Brad will go into more detail regarding the year over year comparisons. I want to spend a little time qualitatively discussing the positive developments and challenges we are facing.

First, the challenges:

Challenge 1: We finished the period $2.3 million below the prior year in summer school sales. Local Education Agencies (LEA's) are facing difficult budget issues and we are starting to see it effect sales. In response to budget difficulties, schools reduced summer school purchases as it is relatively easy for local districts and schools to create their own curriculum or cobble existing product to use as their summer school program in times of need. While the environment has become more difficult, the level of customer satisfaction for our summer capabilities is very high and we remain the leader in summer literacy intervention due to our student engagement, ease of teacher use and student results.

Challenge 2: Sales of Vmath® have been lower than projected. In many ways, we are trying to create an intervention market without a funding mandate. We are seeing many LEA's become increasingly reluctant to introduce new initiatives due to budgetary issues and this has resulted in lower growth for Vmath than we projected earlier in the year. On the positive side, we believe our redesigned Vmath product, which is being released as we speak, is much stronger in enabling children to gain foundational and conceptual skills, and that as a result, math buyers will respond favorably to the new version of Vmath. Even though we've been disappointed that Vmath has not met our growth projections this year, I would like to note that the product has been a great success from a financial perspective, as it cost $3 million to develop, while in 2007 alone, we realized $8.5 million in sales with a margin contribution of almost $6 million.

Challenge 3: The results of our adoption efforts in Alabama and Oklahoma have been worse than anticipated. In both states, the adoption calls have been primarily for core reading programs. We don't have a core reading product that is competitive with the big basal provider's K - 5 Programs and there has been little focus on intervention in either state's adoption call, so we have struggled to achieve the sales we anticipated. We are down in Oklahoma and Alabama combined for our curriculum products by $1.6 million for the first half 2008 compared to the first half 2007.

Now the positives

Positive 1: Voyager Passport™ has returned to growth versus two years in decline with high single digit growth through June this year versus prior year. The new version has been very well received and the web-based practice component, Ticket To Read™, continues to generate incredible advocacy among administrators, teachers, students, and parents. We are particularly encouraged by the fact that a quarter of the Ticket to Read usage takes place by students outside of regular school hours - nights and weekends. On any day in the summer, there are more than 1,000 children on the website with many days over 10,000 children on the site. We are excited that to date the market has responded very favorably to our enhancements, including making intervention easier for the teacher to do. As Response to Intervention becomes more of a mandate by State and Local Education Agencies, we are positioned for success with new Passport.

Positive 2: Our web-based online products continue to grow by more than 30% compared to the same period prior year. We have been very effective in driving traffic to our sites which, in part, has fueled the growth.

Positive 3: Our Florida adoption efforts have resulted in better success than we anticipated. Unlike Oklahoma and Alabama, Florida had an adoption call for middle school intervention. We took major share away from our competitors in adolescent reading and secured new business in 7 districts, including Tampa and Miami. This has so far resulted in a $5.5 million increase in Florida sales for the 6 months year over year and we expect sizable additional orders in the second half of 2008.

However, the most critical selling period for us is now coming through the end of October. Key success factors include:

    Continued acceptance and growth of Voyager Passport.
    Acceptance and growth of the revised Vmath product.
    Continued growth of online businesses, and
    Acquisition of new customers.

In my judgment, we are selling into a market that has become progressively more difficult in the last six months. As anyone who reads the business press knows all to well, tax receipts in many states have been lower than expected from both sales and property taxes, and many local education agencies are incurring higher energy costs than expected. Securing new initiatives with existing customers and acquiring new customers as a result has been much more challenging as LEA's have reacted by retrenching and taking steps to reduce expenses.

Secondly, the Federal funding environment for educational expenditures has become more difficult as a result of the reduction in Reading First funding, from $1 billion in 2007-2008 to $390 million for 2008-2009. So far, we've weathered those reductions reasonably well, but we won't know the full impact on 2008 until we get through the critical selling period through October. And unfortunately, the outlook in Reading First funding going forward is not any better as both the House and Senate appropriations committees are seriously considering a proposal that would zero fund Reading First for 2009-2010. We have been monitoring the situation closely and interjecting where we can, but we do not know when and to what level Reading First will be funded next year. What has surprised us is how fast some of our key customer advocates in Reading First positions throughout the country have changed jobs or are considering changing jobs in anticipation of the reductions in Reading First funding. The loss of these key advocates and the prospects for Reading First with Democrats controlling Congress and a potential Democrat in the White House, paint a bleak picture going forward. As a result we have trained our sales producers on positioning different funding sources to increase the odds that we retain Reading First customers as well as positioning our solutions to achieve a reasonable share of education spending from other sources.

While funding for reading intervention and scientifically researched products has been more difficult and unpredictable than it has in the past, on the positive side, it should be noted that federal funding for education has increased every year since President Johnson's landmark legislation in 1965. We would anticipate increases to continue regardless of who is in the White House.

To help mitigate some of the negative developments in Reading First funding, we have moved over the last couple of years to diversify our sources of funding including IDEA (special education). We have been particularly effective when there is new money. The federally funded School Improvement Grants program is growing from $130 million to $490 million in this fiscal year. The grants are intended to be used to help schools that have not made Adequate Yearly Progress and align exceedingly well with our solutions.

In the mean time, we have also made significant changes to diversify our products over the last two years and this diversification is also helping to mitigate some of the funding reductions and cyclical difficulties we now see in the market. We are much more diversified now in several key areas:

  Our product portfolio is broader; it now encompasses both math and reading in grades K-9. Three years ago, the vast majority of our sales were from K-3 reading intervention products.
  Our product is increasingly delivered in a combination of print and online. Three years ago, almost all our sales were print material.
  We have continued to emphasize a differentiated model that combines print instruction, embedded student performance measurements, web-based student practice, and face-to-face and online implementation support for educators.
  We are far more geographically diverse in our sales. Three years ago, we had a disproportionate amount of sales in a few states, such as Texas, New York, and Pennsylvania. Today, we have penetrated California, Florida, Nevada, and Oklahoma, among others.
  We are more diversified in the use of funding sources that our customers are using for our products. For example, the use of IDEA funds has grown significantly in the past three years, and just recently were used for a new $1.2 million Professional Development sale with Oklahoma.

We have also aligned our 2008 product bets to reduce our reliance on Reading First funding including:

  Expanding our web-based practice, Ticket to Read, to include phonics, more engaging student material, and better learning tools such as audio recording by students that can be reviewed or listened to by teachers or parents 24/7.
  Redesigning Vmath for grades 6- 8, followed by grades 3-5 in Q1 '09, and introduction of K-2 in fall '09.
  Expanding the Learning A-Z content and website.
  Entering the high school market with Passport Reading Journeys with a highly engaging, web-based capability.
  Expanding ExploreLearning into the elementary grades.
  Developing shorter, targeted VoyagerU® courses including multiple activities and videos to enhance active learning.
  Investing in selected state adoptions.

With that, let me turn the call back to Brad Almond who will elaborate on the operating business from the financial perspective.

Brad Almond

Thank you Ron

As Ron mentioned, in the first six months we have experienced a flat business year on year regarding the volume of shipments of printed materials and subscriptions to various online services which I'll refer to collectively as "shipments". While shipments were flat, the GAAP revenue recognized for the first six months in 2008 relative to 2007 is down by $7 million and earnings, as measured by Earnings before Interest and Taxes, or EBIT, is down $10 million when compared to prior year. The reductions in revenue and earnings on top of flat shipments and flat cash flow compared to the prior year has been primarily a result of increases in deferred revenue. While the key operational message is that shipments have been flat year over year, I'll devote a significant portion of my comments on these GAAP items as the Company's GAAP revenue and earnings are not what one would expect from a business that is flat year on year in terms of shipments.

For the six months ending June 30, 2008, the Voyager operating business had preliminary revenue of $49 million, compared to $56 million for 2007 for the same period. At the same time, deferred revenue increased to $21 million at the end of 2Q08 compared to $13 million at the end of 2Q07.

We have spoken on past calls regarding changes in our products from largely print based curriculum to an integrated offering of print, online and after sales service. While we would expect lower revenue recognition in this model in the face of flat shipments, the magnitude of the revenue deferrals from the first half business 2008 has been greater than we anticipated. We will catch up on approximately half of the recognition of this deferred revenue in the second half of 2008, but the remainder will be recognized in 2009. However, this trend is likely to continue with the second half shipments as well, the degree to which is not yet known. I would like to point out that despite the difference in revenue recognition, the cash receipts remain flat year over year as customer payments continue to occur up front, even as the revenue is spread out in accordance with GAAP over the period that services, like on-line content access and implementation support, are delivered.

There are three key reasons deferred revenue increased more than anticipated in the first half:

  The decline in summer school shipments mentioned by Ron was primarily replaced by shipments of Passport and Passport Reading Journeys. Our summer school product has a lower deferred rate, and has a shorter usage period whereas Passport and Journeys have technology and service components that require a greater percentage of revenue to be deferred and/or they have a longer usage period for which to spread the revenue.
  As a percentage of sales, we sold more of our standalone technology offerings, such as ExploreLearning and Learning A-Z which are 100% amortized over the service period for revenue purposes.
  We had additional increases in budgeted deferral percentages for certain products as we increased the technology component in some of our offerings.

I realize this deferred concept can be confusing so I would like to provide an illustrative example which will highlight what is going on. Let's look at Passport, our largest product. In 2007, we recorded 14 cents of deferred revenue for every dollar of sales of Passport to reflect the fact that Passport includes implementation support that we deliver over the course of a year and the revenue associated with those services should be recorded over the period delivered in accordance with GAAP. In 2008, the comparative number is 40 cents of deferred revenue for every dollar of sales, in large part because we introduced Ticket to Read into Passport and schools have access the online technology component of Passport over the course of a school year. Even though we collect the cash from the sale upfront and the incremental cost to us of providing access to Ticket to Read for a year is minimal, you can see how this has a dramatic P&L difference for the same transaction. Cash received is the same in both cases but the revenue recognized up front is lower by 30 percent in 2008 versus 2007 for the Passport product.

Earnings before interest and taxes, or EBIT, is negative $3 million for the first six months of 2008, and earnings before interest, taxes, depreciation and amortization, known as EBITDA, is $7 million for the same period. Both of these results are $10 million less than prior year for each.

The revenue decline associated with deferring $7 million in revenue for the first half 2008 falls completely to the bottom line because revenue withheld for technology elements has virtually no cost of goods sold. So $7 million of the first half shipments were recorded as deferred revenue and essentially all of that reduced earnings by an equal amount because there were no significant variable costs that were put on the balance sheet.

With $7 million of the earnings decline accounted for by the deferred revenue increase, the other $3 million decline in earnings is from a net increase in some specific expenses.

We increased spending by $4 million primarily in sales force related investments and reduced spending by $1 million in G&A reductions and also with increased efficiency in our implementation team for a net increase in overall spending of $3 million. The areas we increased were:

  One million for adoption related sales expenses (for example, samples)
  Half a million for other adoption related transaction costs (for example book depository costs),
  One million increase in our two high growth online supplemental businesses, ExploreLearning and Learning A-Z
  One million in increased Voyager Field sales and Marketing as we extend our sales reach and seek to improve our market presence
  Lastly, half a million in costs relating to the transition the new version of Passport from the old version.

The increases are in line with our plan of adding to the sales and marketing areas while reducing costs elsewhere. Will the investments pay off? Well, certainly the adoption investment has paid off this year and the one time costs for these adoptions will not recur in future years even as the renewal sales for these adoptions should be recurring for years to come. The sales of our online subscription based supplemental products has increased by 30% this year relative to last year and the growth in these products is highly attributed to increasing the sales and marketing resources. The one million increase in the Voyager Expanded Learning field sales is the direct result of a decision we made to increase the depth and breadth of the field management team as well as a much improved web presence.

We believe the investments made in sales resources allowed us to mitigate the effect of the negative funding environment in the first half of the year. However, as a whole, these additional expenditures only served to keep shipments flat and did not generate growth sufficient to offset these additional expenditures as originally anticipated. With that said, we feel strongly that the difficult market conditions necessitated the additional sales resources and the Company will look to offset increases in sales costs, to the extent we can, with greater efficiencies elsewhere.

So what does all this mean for the outlook for the year?

We have significant reliance in the coming months on deals that are supported by Reading First funding or local funding which is reliant on local tax receipts. Ultimately, the sales between now and the end of October will reveal the impact, of these recent market changes; however, it is unlikely that we will not be adversely affected by them relative to our original guidance.

On our April conference call we projected full year 2008 revenue to be in the range of $111 to $119 million, EBIT between $6 and $10 million and EBITDA between $28 and $32 million. Additionally we had a planned cash flow from operations of $25 to $30 million. Supporting these ranges was expected growth in shipments of between 3% and 9% based on market conditions at the time.

In the first half we were able to soften the blow of funding disruption with the success in the Florida adoption, new Passport's strength, and growth in ExploreLearning and Learning A - Z. As I mentioned, this came at a cost in terms of greater sales expense.  As we look to the rest of the year the possibility that the market disruptions will grow is more likely and our ability to mitigate them will become more challenging.   Combining these market conditions with the change in product mix that is driving increases in deferred revenue, give us some concern regarding our ability to achieve full year guidance.

Therefore, we feel it's prudent to lower our revenue guidance to $100 million. This takes into account what we anticipate for deferred revenue for the remainder of the year and provides some room for what we see as a more difficult funding environment. This would compare with full year revenue of $110 million for 2007 with the year on year difference primarily attributed to higher deferred revenue.

Correspondingly, we are also lowering the EBITDA guidance to $17 to $19 million. This compares to EBITDA in 2007 of $28 to $29 million.

We expect operating cash flows to be in the range of $23 to $27 million. Cash flow would compare favorably with 2007 where we generated $20 million operating cash flow because of a rise in working capital assets, mainly inventory in 2007 and reflecting the fact that deferring revenue in 2008 is not reducing cash flow.

I reiterate that all these results are for the operating businesses and exclude corporate costs. Let me turn to cash.

We have on hand today cash and cash equivalents equal to approximately $19 million. At the end of this year, it's our expectation we will finish 2008 with cash and cash equivalents between $70 and $80 million. I'll walk that forward for you with estimates for the parts. In addition to $19 million of cash on hand, we are currently projecting operating cash flows of approximately $23 to $27 million for the remainder of the year. We still expect a 2006 tax refund of $45 to $50 million. Deducted from the ending cash balance will be the $5 million settlement of the class action suit, approximately $4 to $5 million to wrap up the financials and complete the transition of the remaining corporate items to Dallas, approximately $1 million for legacy post retirement benefit plan disbursements remaining to be paid in 2008, and lastly we have $3 million for retention and severance payments associated with the shut down of corporate headquarters.

As of July 2008, we also have approximately $27 to $28 million of legacy post retirement liabilities remaining. These will pay out over time with estimated annual disbursements over the next few years of approximately $3 million annually based on the recent history.

The $4 million to $5 million of corporate expenses for the rest of 2008 is part of an expected total 2008 cost of $16 to $18 million in corporate expenses this year, excluding lease terminations. Effective by year end, we anticipate Voyager will assume approximately $3 million to $4 million per year of corporate expense that was previously incurred by corporate for such things as board expense, SEC filings, listing fees, audit fees, Sarbanes Oxley compliance costs, D&O and other corporate insurance costs, as well as tax and legal services

I will update you on the next earnings call which I anticipate to be early November.

With that, I'd like to turn the call over to the operator for questions, should you have any.

Voyager Learning Company

Second Quarter 2008 Conference Call

Non-GAAP to GAAP Reconciliations
Millions $'s	Six Months Ended June 30, 2008	Six Months Ended June 30, 2007	Fiscal Year Ended December 29, 2007
Earnings from continuing operations before interest and income taxes (EBIT)	(3)	7	6-7
Less: Amortization of Purchased Intangibles	7	8	16
Less: All Other Depreciation and Amortization	3	2	6
Earnings before interest, taxes, depreciation, and amortization (EBITDA)	7	17	28-29